UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 7, 2005

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On November 7 2005, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and nine  months ended September 30, 2005.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (c)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 7, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 7, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: November 7, 2005	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS REVENUE AND EARNINGS IN-LINE
WITH GUIDANCE; ORDERS IMPROVING

Flanders, NJ, November 7, 2005 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurements and macro-defect inspection during Integrated Circuit (IC) manufacturing, today announced financial results for the third quarter ended September 30, 2005.

Highlights for the third quarter include:

-  Revenue of $20.2 million and earnings per share of $0.07
-  Strong orders in the quarter drive book-to-bill above parity
-  Macro-defect products continue to gain market acceptance
-  Balance sheet remains strong as cash and marketable securities increase $7.7 million to $86 million

Discussing the third quarter results, Paul F. McLaughlin, Chairman and CEO commented:

"This was another solid quarter for Rudolph Technologies. We were particularly encouraged by the signs for 2006 that point to a strong growth year for Rudolph. Our new products - MetaPULSE(R) III in metal film metrology, ultra-II CD(TM) in transparent film metrology and the WaferView(R) 320 family of tools for macro-defect inspection - will be key drivers of our growth next year. These best-of-breed products allow us to be technical leaders in our chosen market niches which in turn are leading to increased market share for Rudolph. Our new macro-defect inspection tools continue to gain acceptance in the marketplace to the point where for the second quarter in a row, inspection products accounted for over 20% of our revenues. Operationally, we continued to execute despite the lower volumes and higher selling, general and administrative costs coming from increased governance costs and the assimilation of our new direct operations in Japan. Our strong balance sheet - highlighted by an increase of $7.7 million in cash and marketable securities this quarter - provides the financial strength to enable us to execute our growth and merger strategies."

The Company's third quarter revenue totaled $20.2 million, a 5.5% decrease compared to $21.4 million for the second quarter of 2005. Revenue for the 2004 third quarter was $21.8 million. During the third quarter of 2005, international sales represented approximately 86% of revenue while domestic sales accounted for 14%. This compares to international sales of 68% and domestic sales of 32% in the year-ago quarter.

The Company continued its strong heritage of profitability as third quarter net income totaled $1.2 million, or $0.07 per diluted share, compared to $1.9 million, or $0.11 per diluted share in the 2005 second quarter. The Company reported net income of $2.2 million, or $0.13 per diluted share for the 2004 third quarter, which included a $502,500 or $0.02 per share gain from a litigation settlement.

In the second and third quarters gross margin was 47%. The gross margin in the 2004 third quarter was 48%.

Research and development (R&D) expenses for the third quarter totaled $3.1 million, compared to $3.0 million in the second quarter of 2005, and $3.9 million in the year-ago period. As a percentage of revenue, R&D was 15%, compared to 14% last quarter, and 18% in the same quarter last year. The year-over-year decrease in R&D is primarily the result of reduced headcount, the timing of project cost spending and cost containment initiatives implemented earlier this year. The Company anticipates that fourth quarter spending on R&D will be approximately 16% to 19% of revenue.

Selling, general and administrative (S,G&A) expenses for the third quarter totaled $4.7 million, compared to $4.8 million in the second quarter of 2005, and $3.9 million in the prior- year period. As a percentage of revenue, S,G&A was 23% in the 2005 second and third quarters. The year-over-year increase in S,G&A was partially due to the establishment, in the 2004 fourth quarter, of direct sales and service operations in Japan, and increased compensation costs. These increases were partially offset by cost containment initiatives mentioned above. The Company expects that S,G&A will be approximately 25% to 29% of revenue in the fourth quarter of 2005.

Balance Sheet Strength

The Company's cash and marketable securities increased $7.7 million from the second quarter to $86.0 million as of September 30, 2005, primarily due to a reduction in accounts receivable. Working capital increased from June 30, 2005 to $125.3 million.

Outlook

The Company is currently anticipating revenue for the fourth quarter ending December 31, 2005 to be sequentially flat to down 15%, compared to that of the 2005 third quarter revenue of $20.2 million. In the fourth quarter, the Company will be consolidating its manufacturing, customer service and engineering operations into a single facility. In connection with this consolidation, the Company will incur approximately $600,000 in termination fees to exercise its right to terminate an existing lease and also incur duplicative rent expense. Excluding these expenses, the Company is expecting diluted earnings per share to be approximately be break-even to $0.06 for the 2005 fourth quarter.

Conference Call

Rudolph Technologies will be hosting a conference call today at 4:45 PM ET. A live webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology and defect inspection systems used by semiconductor device manufacturers. The Company provides a full-fab solution through its families of proprietary systems, which are used throughout the device manufacturing process. Rudolph's product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry's growth. The Company's success in creating complementary metrology and inspection applications through aggressive research and development is key to Rudolph's strategy for continued technological and market leadership.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "would," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Rudolph wishes to take advantage of the "safe harbor" provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Rudolph. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) cyclicality of the semiconductor industry; (2) customer concentration; (3) introduction of new products by Rudolph's competitors; (4) sole or limited sources of supply; (5) the merger agreement between Rudolph and August Technology Corporation and the transactions contemplated thereby may not be approved by the companies' shareholders; (6) conditions to the closing of the transaction may not be satisfied; (7) the businesses of Rudolph and August may not be integrated successfully, which may result in the combined company not operating as effectively and efficiently as expected or such integration may be more difficult, time-consuming or costly than expected; (8) expected combination benefits from the merger may not be fully realized or realized within the expected time frame; (9) revenues following the merger may be lower than expected; (10) costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the consummation of the merger, or the effects of purchase accounting may be different from the companies' expectations; (11) the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; (12) the businesses of the companies may suffer as a result of uncertainty surrounding the transaction; (13) the industry may be subject to future regulatory or legislative actions that could adversely affect the companies; (14) the impact of the slowdown in the overall economy; (15) uncertainty of the current global political environment; (16) the potential for terrorist attacks; (17) changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments; (18) the timing of revenue recognition of shipments; (19) changes in or an inability to execute our business strategy; (20) unanticipated manufacturing or supply problems and (21) changes in tax rules. Rudolph cannot guarantee future results, levels of activity, performance, or achievements. Additional factors that may affect the future results of Rudolph and August are set forth in their respective Form 10-K reports for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov, the SEC's website, and at the companies' websites, which are http://www.rudolphtech.com and http://www.augusttech.com, respectively. These factors are updated from time to time through the filing of reports and registration statements with the SEC.

(Tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets
Cash and marketable securities	$ 86,011	$ 76,747
Accounts receivable, net	21,959	20,827
Inventories	30,948	33,996
Prepaid and other assets	3,432	3,050
Total current assets	142,350	134,620
Net property, plant and equipment	7,448	8,330
Intangibles	22,092	22,749
Other assets	9,040	5,581
Total assets	$ 180,930	$ 171,280

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 9,610	$ 9,313
Other current liabilities	7,438	5,192
Total current liabilities	17,048	14,505
Other non-current liabilities	399	-
Total liabilities	17,447	14,505
Stockholders' equity	163,483	156,775
Total liabilities and stockholders' equity	$ 180,930	$ 171,280

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) - ($000)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

Revenues	$ 20,201	$ 21,845	$ 64,643	$ 61,170
Cost of revenues	10,672	11,447	34,233	32,268
Gross profit	9,529	10,398	30,410	28,902
Operating expenses:
Research and development	3,070	3,913	9,446	12,229
Selling, general and administrative	4,712	3,857	14,870	10,828
Amortization	219	219	657	657
Total operating expenses	8,001	7,989	24,973	23,714
Operating income	1,528	2,409	5,437	5,188
Interest income and other, net	208	923	1,049	1,523
Provision for income taxes	575	1,138	1,715	2,047
Net income	$ 1,161	$ 2,194	$ 4,771	$ 4,664

Net income per share:

Basic	$ 0.07	$ 0.13	$ 0.28	$ 0.28
Diluted	$ 0.07	$ 0.13	$ 0.28	$ 0.28

Weighted average shares outstanding:

Basic	16,921,560	16,755,374	16,886,530	16,729,557
Diluted	16,959,047	16,819,564	16,935,334	16,925,324

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